UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NeoGenomics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

NEOGENOMICS, INC.

12701 Commonwealth Drive

Suite 9

Fort Myers, Florida 33913

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY JUNE 12, 2015

Dear Stockholder:

You are invited to attend the 2015 Annual Meeting of Stockholders of NeoGenomics, Inc. will be held on June 12, 2015, 10:00 a.m., local time, at the Hyatt Regency Coconut Point Resort at 5001 Coconut Road, Bonita Springs, Florida 34134.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Douglas M. VanOort
Chief Executive Officer

May 19, 2015

May 19, 2015

12701 Commonwealth Drive Suite 9

Fort Myers, Florida 33913

It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum at the meeting. Even if you have voted by proxy, and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This proxy statement is dated May 19, 2015 and is going to be first mailed to stockholders of NeoGenomics, Inc. on or about May 19, 2015. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to Be Held on June 12, 2015.

The proxy statement and 2014 annual report to stockholders are available at https://materials.proxyvote.com/64049M.

i

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having a principal executive office location at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2015 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2015 Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2015 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING

Q:	When and where is the 2015 Annual Meeting?

A:	The 2015 Annual Meeting is being held at the Hyatt Regency Coconut Point Resort at 5001 Coconut Road, Bonita Springs, Florida 34134, at 10:00 a.m., local time on June 12, 2015. Driving directions to the 2015 Annual Meeting may be obtained by contacting the Company at (866) 776-5907.

Q:	Who is entitled to vote at the 2015 Annual Meeting?

A:	Holders of NeoGenomics, Inc. common stock at the close of business on April 16, 2015, the record date for the 2015 Annual Meeting (the “Record Date”) established by our board of directors (the “Board”), are entitled to receive notice of the 2015 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2015 Annual Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about May 19, 2015.

As of the close of business on the Record Date, there were 60,350,750 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:	Who can attend the 2015 Annual Meeting?

A:	Admission to the 2015 Annual Meeting is limited to:

•	stockholders as of the close of business on the Record Date;

•	holders of valid proxies for the 2015 Annual Meeting; and

•	our invited guests.

Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

Q:	Can I vote my shares by filling out and returning the Meeting Notice?

A:	No. The Meeting Notice identifies the items to be voted on at the 2015 Annual Meeting, but you cannot vote by marking the Meeting Notice and returning it.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:	If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the 2015 Annual Meeting?

A:	The presence in person or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the 2015 Annual Meeting constitutes a quorum. Your shares of our common stock will be counted as present at the 2015 Annual Meeting for purposes of determining whether there is a quorum, if a proxy card has been properly submitted by you or on your behalf, or you vote in person at the 2015 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the 2015 Annual Meeting?

The stockholders will vote on the following proposals:

•	Proposal 1. Election of Directors. To elect eight (8) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

•	Proposal 2. Amendment of the Amended and Restated Equity Incentive Plan. To approve that the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) be amended to add 2,500,000 shares of the Company’s common stock to the reserve available for new awards.

Q:	What vote is required to approve these proposals?

A:	Provided a quorum is present, the following are the voting requirements for each proposal:

•	Proposal 1. Election of Directors. The eight (8) nominees receiving a majority number of votes will be elected.

•	Proposal 2. Amendment of the Amended and Restated Equity Incentive Plan. A majority of the votes cast in person or by proxy will approve the amendment of the Plan.

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote your shares:

•	“FOR” the eight (8) directors nominated by our Board as directors, each to serve until the 2016 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

•	“FOR” the amendment of the Plan to add 2,500,000 shares of the Company’s common stock to the reserve available for new awards.

Q:	How do I vote?

A:	You may vote by any of the following methods:

•	In Person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the 2015 Annual Meeting. If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares. A photo I.D. is required to vote in person.

•	By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-(800) 690-6903. Please see proxy card for voting instructions.

Q:	How can I change or revoke my vote?

A:	You may change your vote as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Fred Weidig, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2015 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Your proxy will be treated as follows:

Stockholders of record. If you are a stockholder of record and you: sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine”?

A:	The election of directors (“Proposal 1”) is considered to be non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1. The vote on the approval of the amendment of the Plan to add 2,500,000 shares of the Company’s common stock to the reserve available for new awards (“Proposal 2”) is also considered to be a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and there may be broker non-votes on Proposal 2.

Q:	Could other matters be decided at the 2015 Annual Meeting?

A:	As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2015 Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the 2015 Annual Meeting for consideration, the proxy holders for the 2015 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:	How are proxies solicited and what is the cost?

A:

We are making, and we will bear all expenses incurred in connection with the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the 2015 Annual Meeting?

A:	If you have any questions about the 2015 Annual Meeting, would like to obtain directions to be able to attend the 2015 Annual Meeting and vote in person or would like additional copies of any of the documents referred to in this proxy statement, you should call our Investor Relations department at (239) 768-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2015 Annual Meeting, a board of eight (8) directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. Dr. Michael Dent, one of the founders of NeoGenomics has decided not to stand for reelection to the NeoGenomics Board of Directors and we wish to thank him for his service to the Company.

Information as to Nominees and Other Directors

Background information about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below.

Douglas M. VanOort, age 59. Mr. VanOort has served as the Chairman of the Board of Directors and Chief Executive Officer of NeoGenomics since October 28, 2009. For seven months prior to October 2009, he served as Chairman of the Board of Directors, Executive Chairman and Interim Chief Executive Officer. Prior to joining NeoGenomics, Mr. VanOort was a General Partner with a Private Equity Firm, and a Founding Managing Partner of a Venture Capital Firm. From 1982 through 1999, Mr. VanOort served in various positions at Corning Incorporated and at its spin-off company, Quest Diagnostics, Inc. During the period from 1995 through 1999, he served as the Senior Vice President Operations for Quest Diagnostics, Incorporated which was then a $1.5 billion newly formed NYSE-traded Company. During the period of 1989 to 1995, he held senior executive positions at Corning Life Sciences, Inc., including Executive Vice President. Corning Life Sciences Inc. had revenues of approximately $2 billion and was spun-off in a public transaction to create both Quest Diagnostics and Covance, Inc. From 1982 to 1989, Mr. VanOort served in various executive positions at Corning Incorporated, including Director of Mergers & Acquisitions. Mr. VanOort currently serves as a member of the Board of Directors of several privately-held companies, and is a principal owner of a privately-held retail hardware store chain. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones, age 52. Mr. Jones has served as a director since October 2003, as Executive Vice President of Finance since November 30, 2009, and as Chief Compliance Officer since February 7, 2013. Mr. Jones served as Chief Financial Officer for the Company from October 2003 until November 30, 2009. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves as Chairman of the Board of T3 Communications, Inc. and he is a member of the Board of XG Sciences, Inc.

Kevin C. Johnson, age 60. Mr. Johnson has served as a director since 2010. Mr. Johnson is currently Chief Executive Officer of United Allergy Services, Inc., a private company which exists to empower providers and advance the understanding of immunotherapy as the best kind of allergy treatment where he has served since September 2014. From January 2003 until September 2014 Mr. Johnson was retired. From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc., a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002. DIANON was sold to Laboratory Corporation of

America (NYSE: LH) in January of 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, Incorporated, for 18 years, and held numerous management and executive level positions. Mr. Johnson is currently serving on the Board of Directors of United Allergy Services, Inc., a private company and ClearPath Diagnostics, a private company.

Raymond R. Hipp, age 72. Mr. Hipp has served as a director since February 2011. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as being a member of a number of public company boards of directors. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the Board of Directors and on the Audit Committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years.

Bruce K. Crowther, age 63. Mr. Crowther has served as a Director since October 2014. Mr. Crowther recently retired as President and Chief Executive Officer of Northwest Community Healthcare where he has served for the last 23 years. Northwest Community Healthcare is an award winning hospital offering a complete system of care. Mr. Crowther has a B.S. in Biology and an M.B.A. from Virginia Commonwealth University. Mr. Crowther serves on the Board of Directors of Wintrust Financial Corporation, a public company and serves on the Board of Directors of Barrington Bank and Trust which is a Wintrust Financial Corporation owned Company. He also serves as Chairman of the Max McGraw Wildlife Foundation; a not for profit organization committed to conservation education and research.

William J. Robison, age 79. Mr. Robison has served as a director since May 2007. Mr. Robison, who is retired, spent his entire 41 year career with Pfizer, Inc. At Pfizer, he rose through the ranks of the sales organization and became Senior Vice President of Pfizer Labs in 1986. In 1990, he became General Manager of Pratt Pharmaceuticals, a then new division of the U.S. Pharmaceuticals Group, and in 1992 he became the President of the Consumer Health Care Group. In 1996 he became a member of Pfizer’s Corporate Management Committee and was promoted to the position of Executive Vice President and head of Worldwide Corporate Employee Resources. Mr. Robison retired from Pfizer in 2001 and currently serves on the Board of Directors of MWI Veterinary Supply Company, Inc. (NASD: MWIV). He is also on the board of trustees of University of Louisiana – Monroe. Mr. Robison was previously a board member and an executive committee member of the USO of Metropolitan New York, Inc., the Human Resources Roundtable Group, the Pharmaceutical Human Resource Council, the Personnel Round Table, and the Employee Relations Steering Committee for The Business Round Table.

Lynn A. Tetrault, age 52. Mrs. Tetrault will be new to the board of directors. Mrs. Tetrault is currently a consultant. She worked from 1993 to 2014 with AstraZeneca, PLC most recently as Executive Vice President HR and Corporate Affairs. Mrs. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation and corporate social responsibility for the Company. Mrs. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School. She is currently a director of Womens’ Way.

Alison L. Hannah, age 54. Dr. Hannah will be new to the board of directors. Dr. Hannah has over 25 years’ experience in the development of investigational cancer chemotherapies. Since 2000, she has served as a consultant to the pharmaceutical industry, working with over 20 companies with a focus on molecularly targeted therapy. Prior to this, she worked as Senior Medical Director at SUGEN on various compounds, including Sutent® approved in kidney cancer, and Quintiles, a global Contract Research Organization. Dr. Hannah specializes in clinical development strategy, and has filed over 30 Investigational New Drug applications for new molecular entities and 7 New Drug Applications. She participates in Data Monitoring Committees, Scientific Advisory Boards and Independent Review Committees for clinical trials. She has a bachelor’s degree in biochemistry and immunology from Harvard University and her medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO and a Fellow with the Royal Society of Medicine.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

•	Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer. Mr. VanOort has significant experience in the laboratory industry including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics, Incorporated. Mr. VanOort also has significant financial experience having served as Executive Vice President and CFO of Corning Life Sciences, Inc. and as an Operating Partner with Private Equity firm and a Founding Partner of Venture Capital firm. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•	Steven C. Jones, Executive Vice President of Finance, Board Member, and Chairman of the Compliance Committee. Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to NeoGenomics from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to NeoGenomics with respect to strategic and financial matters.

•	Kevin C. Johnson, Board Member and Chairman of the Nominating and Corporate Governance Committee. Mr. Johnson spent the majority of his career in the laboratory business and was the CEO for Dianon Systems before it was sold to Laboratory Corporation of America. His experience as a CEO of a rapidly growing laboratory operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•	Raymond R. Hipp, Board Member and Chairman of the Audit Committee. Mr. Hipp has experience in mergers and acquisitions, information technology and as CEO of a Company. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert. Mr. Hipp has valuable experience with the Audit Committee of Gardner Denver, Inc.

•	Bruce K. Crowther, Board Member. Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market having served as Chief Executive Officer of a healthcare system for over 23 years. His experience in this role allows him to provide insight into how the Company should manage the hospital market. He also has experience serving on the board of directors of other public companies.

•	William J. Robison, Board Member and Chairman of the Compensation Committee. Mr. Robison spent his entire 41 year career with Pfizer, Inc. which included a position as Executive Vice President and head of Worldwide Corporate Employee Resources and he was a member of the Company’s Corporate Management Committee. This experience makes Mr. Robison highly qualified to be the Chairman of our Compensation Committee. Mr. Robison has extensive health care knowledge and offers valuable insight and recommendations with respect to managing our sales-force, our personnel and compensation policies.

•	Lynn A. Tetrault. Mrs. Tetrault spent 21 years with AstraZeneca PLC including 7 years as the Executive Vice President HR and Corporate Affairs. This experience makes Mrs. Tetrault highly qualified to provide advice on human resources related issues and provide feedback on how the Company should manage its human resources. She will also provide general healthcare knowledge.

•	Alison L. Hannah. Dr. Hannah has significant healthcare knowledge spending the last fifteen years as a consultant, in the field of Oncology Drug Development with significant experience working with over 20 biopharmaceutical companies. She has extensive knowledge of the clinical trials marketplace and we believe she will be able to offer guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Mr. Johnson, Mr. Hipp, Mr. Crowther, Mrs. Tetrault, Mrs. Hannah and Mr. Robison is independent. The Audit Committee and the Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Committee seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. However, we do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board, if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Committee will conduct candidate interviews, evaluate biographical information and background material and assess the skills and experience of candidates in the context of the then current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Committee. The Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations For Board Candidates.”

Board Leadership Structure. Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board. The Board does not have or appoint a lead independent director.

Board Role in Risk Oversight. The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four (4) times for regular meetings during 2014. Four (4) of such meetings were regularly scheduled meetings and telephonic calls were held as needed. During 2014, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Directors are not required to attend annual meetings of our stockholders. We held an annual meeting of stockholders in 2014.

The Board currently has four (4) standing committees: the Audit Committee, the Nominating and Corporate Governance, the Compensation Committee and the Compliance Committee.

Board Committees. The following table sets forth the current members of each standing Committee:

Director Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Compliance Committee
Steven C. Jones				X (Chair)
Kevin C. Johnson	X	X (Chair)	X	X
William J. Robison		X	X (Chair)
Michael T. Dent				X
Raymond R. Hipp	X (Chair)	X	X
Bruce K. Crowther	X			X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investor relations. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met thirteen (13) times during 2014. The formal report of the Audit Committee is set forth beginning on page 19.

The Board has determined that Raymond Hipp is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investor Relations. Our Nominating and Corporate Governance Committee is responsible for (1) reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by shareholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Corporation and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies. The Nominating and Corporate Governance Committee met one (1) time during 2014.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investor Relations. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Compensation Committee met ten (10) times during 2014.

Compliance Committee. Our Compliance Committee is responsible for monitoring and administering our compliance with applicable laws and regulations related to our provision of medical related services. The Compliance Committee met four (4) times during 2014.

Stockholder Recommendations For Board Candidates

The Board will consider qualified candidates for director recommended and submitted by stockholders. Submissions that meet the then current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our common stock for at least one (1) year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board, at our principal office, Attention: Fred Weidig, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Fred Weidig, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

The eight (8) nominees receiving the majority of votes will be elected. This Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of this Proposal 1.

PROPOSAL 2—AMENDMENT OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The Company currently maintains the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan, as most recently amended and restated effective as of April 16, 2013 (the “Plan”). The Board believes that the Plan has been effective in attracting and retaining highly-qualified employees and other key contributors to the Company’s business, and that the awards granted under the Plan have provided an incentive that aligns the economic interests of Plan participants with those of our stockholders. The Compensation Committee has reviewed the Plan to determine whether it remains a flexible and effective source of incentive compensation in terms of the number of shares of common stock available for awards and in terms of its design, as well as whether it generally conforms with best practices in today’s business environment.

Based on its review, the Compensation Committee recommended that the Plan be amended to add 2,500,000 shares of the Company’s common stock to the reserve available for new awards.

Accordingly, the Board of Directors approved, and is recommending that the Company’s stockholders approve, the First Amendment of the Plan (the “Amendment”). Upon approval of the Amendment by the Company’s stockholders, an additional 2,500,000 shares of the Company’s common stock will be available for issuance under the Plan. The Plan will remain unchanged otherwise. If the Amendment is not approved by the Company’s stockholders, the Plan will remain unchanged and in effect according to its current terms and the Company may continue to grant awards under the Plan until no more shares are available for issuance.

Corporate Governance Aspects of the Plan

The Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and stockholders’ interests. These provisions include, but are not limited to, the following:

•	Clawback Policy. In the event of a restatement of the Company’s financials due to material noncompliance with any financial reporting requirements under the law, Plan participants will be required to reimburse the Company for any amounts earned or payable in connection with an award under the Plan to the extent required by law and any applicable Company policies.

•	No Evergreen Provision. The Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan will be automatically replenished.

•	Conservative Change in Control Provision. The Plan does not provide for automatic vesting of awards upon a change in control of the Company.

•	No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted under the Plan with exercise prices lower than the market value of the underlying shares on the grant date.

•	No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another stock option, are not permitted under the Plan.

•	No Transferability. Plan awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•	No Automatic Grants. The Plan does not provide for automatic grants to any participant.

•	Tax Deductible Awards. The Plan contains provisions that are required for future awards to certain covered employees to be eligible to be deductible under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) as “performance-based compensation.”

•	No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.

•	Multiple Award Types. The Plan permits the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the Plan. This breadth of award types will enable the Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•	Independent Oversight. The Plan is administered by the Compensation Committee, which is comprised of independent Board members.

The material features of the Plan, as amended by the Amendment, are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Appendix B to the proxy statement for the Company’s 2013 annual meeting of stockholders, which was filed with the SEC on May 8, 2013, and by reference to the specific provisions of the Amendment, the full text of which is set forth as [Appendix A] to this proxy statement.

Administration

The Plan is administered by the Compensation Committee. Subject to the express provisions of the Plan, the Compensation Committee has the authority, in its discretion, to interpret the Plan, establish rules and regulations for the Plan’s operation, select eligible individuals to receive awards and determine the form and amount and other terms and conditions of such awards.

Summary of Award Terms and Conditions

Awards under the Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, stock bonus awards, deferred stock awards and other stock-based awards.

Stock Options. The Compensation Committee may grant to a Plan participant options to purchase Company common stock that qualify as incentive stock options (“incentive stock options”) for purposes of Code Section 422, options that do not qualify as incentive stock options (“nonqualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Committee and will be reflected in a written award agreement or notice.

The exercise price for stock options will be determined by the Compensation Committee in its discretion, but with respect to incentive stock options may not be less than 100% of the fair market value of one share of the Company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted.

Stock options must be exercised within a period fixed by the Compensation Committee that may not exceed 10 years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise period may not exceed five years. The Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Compensation Committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of the Company’s common stock held by the participant or in any other form of consideration acceptable to the Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Compensation Committee may grant to a Plan participant an award of stock appreciation rights, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the stock appreciation right exercise price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. The terms and conditions of awards of stock appreciation rights, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Compensation Committee and will be reflected in a written award agreement or notice.

The exercise price for a stock appreciation right will be determined by the Compensation Committee in its discretion, but may not be less than 100% of the fair market value of one share of the Company’s common stock on the date when the stock appreciation right is granted. Stock appreciation rights must be exercised within a period fixed by the Compensation Committee that may not exceed 10 years from the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of Company stock or a combination of cash and stock.

Restricted Stock. The Compensation Committee may grant to a Plan participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The terms and conditions of restricted share awards are determined by the Compensation Committee and will be reflected in a written award agreement or notice.

Stock Bonus Awards. The Compensation Committee may grant to a Plan participant shares of common stock in the form of a stock bonus award that are not subject to any restrictions or forfeiture requirements. The terms and conditions of stock bonus awards are determined by the Compensation Committee and will be reflected in a written award agreement or notice.

Deferred Stock Awards. The Compensation Committee may grant to a Plan participant deferred stock awards representing the right to receive shares of common stock (or the value of such shares) in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives. The terms and conditions of deferred stock awards are determined by the Compensation Committee and will be reflected in a written award agreement or notice.

Other Stock-Based Awards. The Compensation Committee may grant to a Plan participant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, stock appreciation rights, restricted shares, stock bonus awards or deferred stock awards. Such awards may include restricted stock units, stock purchase rights, phantom stock arrangements or awards valued in whole or in part by reference to the Company’s common stock. The terms and conditions of each other stock-based award will be determined by the Committee and will be reflected in a written award agreement or notice. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Compensation Committee.

Performance Goals

With respect to any awards under the Plan that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the award will be subject to the attainment of one or more pre-established performance objectives that will relate to corporate, subsidiary, division, group or unit performance based on one or more of the following measures:

•	Gross revenue;

•	Earnings per share or ratios of earnings to equity or assets;

•	Net profits;

•	Stock price;

•	Market share;

•	Sales; or

•	Costs.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has the discretion to adjust these awards downward and may grant awards that do not qualify as performance-based compensation.

Effect of a Change in Control or Similar Corporate Transactions

In the event of a merger, reorganization or consolidation between the Company and another person or entity (other than an affiliate) resulting in the Company’s stockholders prior to the transaction holding less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, or in the event of a sale of all or substantially all of the Company’s assets, outstanding awards will be subject to the specific terms as may be set forth in the applicable award agreement, which may include assumption or substitution of such awards with equivalent awards, accelerated vesting or settlement in cash or cash equivalents.

Eligibility and Limitation on Awards

The Compensation Committee may grant awards under the Plan to any employee, non-employee director or consultant of the Company or any of its participating subsidiaries. While the selection of Plan participants is within the discretion of the Committee, it is currently expected that participants will be primarily officers and key senior level employees, as well as non-employee directors of the Company. It is presently contemplated that approximately twenty five (25) persons will be eligible to receive awards under the Plan.

The maximum amount of awards that can be granted under the Plan to a single participant in any 12-month period in the form of stock options or stock appreciation rights may not exceed 500,000 shares. In addition, to the extent such awards are intended to qualify as “performance-based compensation” under Code Section 162(m), the maximum awards that can be granted under the Plan to a single participant in any 12-month period in the form of restricted shares, stock bonus awards, deferred stock awards or other stock-based awards is 500,000 shares.

Shares Subject to the Plan

The number of shares of the Company’s common stock reserved for issuance for awards under the Plan currently is 7,000,000, of which approximately 317,440 shares remain available for new awards. The Board has authorized in the First Amendment, subject to stockholder approval, an additional 2,500,000 shares of the Company’s common stock to be available for new awards under the Plan, so that the aggregate number of shares reserved for issuance under the Plan will be 9,500,000, with approximately 2,817,440 shares being available for new awards.

Shares of common stock underlying awards granted under the Plan that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of stock options or forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the Plan. In addition, shares of stock that are surrendered to or withheld by the Company in payment or satisfaction of the exercise price of an award or any tax withholding obligation with respect to an award will be available for future grants. Shares to be issued under the Plan will be authorized but unissued shares of common stock or shares of stock reacquired by the Company.

Anti-Dilution Protections

In the event of a change in the outstanding shares of Company common stock, without the receipt of consideration by the Company, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other similar event, the Compensation Committee will make appropriate and equitable adjustments to (i) the number and kind of shares of stock available under the Plan, (ii) the number and kind of shares of stock subject to outstanding Plan awards, (iii) the per-share exercise or other purchase price under any outstanding Plan award and (iv) the annual award or other maximum award limits applicable under the Plan.

Clawback Provisions

The Plan provides that in the event of a restatement of the Company’s financials due to material noncompliance with any financial reporting requirements under the law, a participant will be required to reimburse the Company for any amounts earned or payable in connection with an award under the Plan to the extent required by law and any applicable Company policies.

Amendment and Termination

The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would (i) increase the aggregate number of shares of stock that may be issued under the Plan, (ii) change the method of determining the exercise price of option awards or (iii) materially modify the eligibility requirements for the Plan, will be subject to the approval of the Company’s stockholders, except for modifications or adjustments relating to the anti-dilution protection described above. The Board expressly reserves the right under the Plan to approve, without obtaining stockholder approval, a cancellation and reissuance or other exchange of an outstanding stock option or stock appreciation right, the amendment of any option or stock appreciation right to lower the exercise price, or any other amendment, adjustment or action taken with respect to an outstanding option or stock appreciation right that constitutes a repricing under any applicable rule of any stock exchange that lists the Company’s common stock. Any such exchange, amendment, adjustment or action constituting a repricing must be approved by at least a two-thirds majority of the non-employee, independent members of the Board.

In addition, no suspension, termination, modification or amendment of the Plan may terminate a participant’s existing award or materially and adversely affect a participant’s rights under such award without the participant’s consent. However, these provisions do not limit the Board’s authority to amend or revise the Plan to comply with applicable laws or governmental regulations.

Federal Income Tax Consequences

THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF AWARDS UNDER THE PLAN GENERALLY ARE AS DESCRIBED BELOW. THE FOLLOWING INFORMATION IS ONLY A SUMMARY OF THE TAX CONSEQUENCES OF THE AWARDS, AND THE COMPANY ENCOURAGES PARTICIPANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES INHERENT IN THE OWNERSHIP OR EXERCISE OF THEIR AWARDS, AND THE OWNERSHIP AND DISPOSITION OF ANY UNDERLYING SECURITIES. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL OR UNDER STATE OR NON-U.S. TAX LAWS MAY BE DIFFERENT.

Incentive Stock Options. A participant who is granted an incentive stock option generally will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option (except for AMT purposes, as described below). If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option by the participant (the required statutory “holding period”), (i) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (ii) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (1) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (2) the gain on the sale. Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the actual holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is includable in the participant’s income for alternative minimum tax purposes whether or not the statutory holding period requirements are met.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the Plan generally will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted stock appreciation rights generally will not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (i) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of our stock from the date of grant of the award to the date of exercise multiplied by the number of shares subject to the award), and (ii) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock. A participant generally will not recognize any taxable income on the grant date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Code Section 83(b) to include in income the fair market value of the restricted shares as of the date of such transfer. The Company generally will be entitled to a corresponding deduction. Any disposition of shares after the restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Deferred Stock Awards. A participant generally will not recognize taxable income upon grant of a deferred stock award, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the underlying shares or settlement of the award, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock or other value received and the Company generally will be entitled to a deduction in the same amount. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period.

Stock Bonus Awards and Other Stock-Based Awards. A participant generally will not recognize taxable income upon the grant of stock bonus awards or other stock-based awards under the Plan unless and until the conditions and requirements for the grants have been satisfied and the payment determined. Once subject to tax, any cash received and the fair market value of any common stock received generally will constitute ordinary income to the participant. The Company generally will be entitled to a deduction in the same amount.

Code Section 162(m). Because the Company is a public company, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers other than our Chief Executive Officer (and not including our Chief Financial Officer) whose compensation is required to be reported annually in our proxy statement. Under Code Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. The limitation on deductions does not apply, however, to qualified “performance-based compensation.” Certain awards under the Plan, including stock options, stock appreciation rights and stock-based performance awards, may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation. The Compensation Committee may choose to grant awards under the Plan that are not deductible under Code Section 162(m).

Effective Date

The Amendment will be effective as of June 12, 2015, if approved by the stockholders of the Company. If the Amendment is not approved by the stockholders, the Plan will continue in effect unchanged, subject to its existing terms and conditions. The Plan is currently scheduled to expire on April 26, 2023, unless terminated earlier by the Board.

New Plan Benefits

The following New Plan Benefits table lists (i) each of the Company’s named executive officers, (ii) all of the Company’s named executive officers and current executive officers as a group, (iii) all of the Company’s eligible non-employee directors as a group and (iv) all other current employees who are not executive officers as a group, indicating the number of awards that have been approved by the Compensation Committee under the Plan for each of the foregoing, subject to stockholder approval of the Amendment:

Name and Position	Number of Units* (#)
Douglas M. VanOort, Chief Executive Officer and Chairman of the Board	—
George A. Cardoza, Chief Financial Officer	200,000
Dr. Maher Albitar, Chief Medical Officer	300,000
Steven A. Ross, Chief Information Officer	100,000
Robert J. Shovlin, Chief Operating Officer	—
Steven C. Jones, Executive Vice President, Finance	225,000
Executive Group	1,165,000
Non-Executive Director Group	60,000
Non-Executive Officer Employee Group	360,000

*	All awards that have been approved, subject to stockholder approval of the Amendment, are stock options.

Vote Required for Approval

The Amendment will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The proposal to approve the Amendment is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 2. If the stockholders do not approve the Amendment, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its stockholders.

Board Recommendation

The Board unanimously recommends a vote “FOR” approval of this Proposal 2.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2014, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	3,212,096	$2.12	388,440	(4)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	413,795
Equity compensation plans not approved by security holders (1), (2), (3)	1,450,000	$1.61	—

Total	4,662,096	$1.96	802,235

1.	Includes outstanding options to purchase 800,000 shares of common stock at an exercise price of $1.71 per share granted to Douglas M. VanOort on February 14, 2012. These options vest based on the passage of time. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested options will vest immediately. Unless sooner terminated pursuant to the terms of the stock option agreement, the options will terminate on February 14, 2017.
2.	Includes outstanding warrants to purchase 450,000 shares of common stock at an exercise price of $1.50 per share granted to Steven C. Jones on May 3, 2010. These warrants vest based on the passage of time and based on the achievement of certain milestones. In the event of a change of control of the Company all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on May 3, 2017.
3.	Includes outstanding warrants to purchase 200,000 shares of common stock at an exercise price of $1.43 per share granted to Maher Albitar on January 9, 2012. These warrants vest based on the achievement of certain milestones. In the event of a change of control of the Company with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on January 9, 2017.
4.	The Company’s Equity Incentive Plan was amended and restated on April 16, 2013, and subsequently approved by shareholders holding a majority of the shares outstanding, to allow for the issuance of an aggregate of up to 7,000,000 shares under the plan.

Currently, the Company’s Equity Incentive Plan, as amended and restated on October 31, 2006 and again amended and restated on April 16, 2013 and the Company’s ESPP as Amended and Restated, dated April 16, 2013 are the only equity compensation plans in effect.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the Company’s independent registered public accounting firm, (4) the performance of the

Company’s independent registered public accounting firm and (5) the Company’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 with management, and Crowe Horwath LLP., the Company’s independent registered public accounting firm for the 2014 fiscal year.

The Audit Committee has discussed with Crowe Horwath LLP. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Crowe Horwath LLP. its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2014 be included in its Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

Raymond R. Hipp (Chair)
Kevin C. Johnson
Bruce K. Crowther

INFORMATION CONCERNING EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Background information about our executive officers who are not nominees for election as directors is set forth below.

Steven Brodie, Ph.D., age 54. Mr. Brodie has served as the Chief Scientific Officer of NeoGenomics since April 2015. Dr. Brodie is also the Laboratory Director for our Fort Myers, FL lab facility, a role he has held since 2014. He also has served as our Director of Molecular Genetics and Cytogenetics since 2011. Prior to joining NeoGenomics, Dr. Brodie served as a Senior Director of Cytogenetics, Assistant Director of Molecular Genetics, and Scientific Director of Maternal Serum Screening at Quest Diagnostics (Specialty Laboratories) in Valencia Ca. In addition to his clinical responsibilities, he trained Pathology residents in genetic testing for Loma Linda University Medical Center as the Affiliate Rotation Director and the University of Southern California, Keck SOM as a Clinical Assistant Professor of Pathology. Prior to joining Quest Diagnostics, he held a variety of research and clinical positions at the National Institutes of Health, University of New Mexico School of Medicine, and the University of California Los Angeles David Geffen School of Medicine. Dr. Brodie was trained in Genetics at the Univesity of California Los Angeles/Cedar-Sinai Medical Center medical genetics training program. He received a Ph.D. in Biomedical Sciences from the University of New Mexico School of Medicine and Clinical Molecular Genetics and Cytogenetics training at the University of California Los Angeles. Dr. Brodie is Board Certified by the American Board of Medical Genetics and Genomics and holds Directors Licenses in California, Florida, Tennessee, and New York.

George A. Cardoza, age 53. Mr. Cardoza has served as Chief Financial Officer since November 2009. Prior to that from March 2008 to November 2009, Mr. Cardoza served as the Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Mr. Cardoza also served as the Controller of Protocol Global Solutions from March 2006 to March 2008. From April 1991 to March 2006, Mr. Cardoza was employed by Quest Diagnostics Inc., a diagnostic testing, information and services company, in a number of positions, including the position of Controller—Central Region from 2001 to March 2006. At Quest Mr. Cardoza was responsible for overseeing all the financial operations of the Central Region, which had revenue of over $1.2 billion in 2006. Prior to his time with Quest, he worked for Sony Music Entertainment Inc. and the Continental Grain Company in various financial roles. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

Robert J. Shovlin, age 44. Mr. Shovlin has served as the Chief Operating Officer of NeoGenomics since October 2014. From 2012 until October 2014, Mr. Shovlin served as Chief Development Officer for Bostwick Laboratories, a leading provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for Sales, Marketing, Managed Care, Business Development, and Clinical Trials. From 2005 until 2011, he served in progressively more responsible positions, including President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at Dianon Systems from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a Bachelor of Science Degree from Pennsylvania State University, and a Masters of Business Administration from Rutgers University.

Robert H. Horel, age 50. Mr Horel has served as Vice President and General Manager of Path Logic since October 2014. Mr. Horel had served as Vice President of Sales and Marketing from May 2012 to October 2014. Mr. Horel joined NeoGenomics in December 2006 and served as the Regional Sales Director for NeoGenomics’ Southeastern Region up to the time of his appointment as Vice President of Sales and Marketing. Prior to joining NeoGenomics, Mr. Horel held sales and marketing positions of increasing prominence with Ventana Medical

Systems (a developer, manufacturer and marketer of certain medical tests and instruments), US Labs (an anatomic pathology and genetic testing laboratory), and Radiometer America (a medical testing and instrumentation company). Mr. Horel graduated from the United States Naval Academy in 1987, earning a Bachelor of Science Degree with Distinction in Mechanical Engineering, and he served as a pilot in the US Navy before beginning his business career in 1998.

Maher Albitar, M.D., age 60. Dr. Albitar has served as Chief Medical Officer and Director of Research and Development since January 2012. From 2008 to 2011, Dr. Albitar served as the Medical Director for Hematopathology and Oncology, Nichols Institute of Quest Diagnostics, and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics, a diagnostic testing, information and services company. From 2003 to 2008, Dr. Albitar served as the Director of Hematopathology for the Nichols Institute of Quest Diagnostics. From 2005 to 2011, Dr. Albitar also served as a Board member of Associated Diagnostics Pathologists, Inc. From 1991 to 2003, Dr. Albitar held various faculty positions at The University of Texas MD Anderson Cancer Center. Dr. Albitar previously served as the Chief Medical Officer of Health Discovery Corporation (“HDC”) and is currently a member of the Board of Directors of HDC. Dr. Albitar has also served as a consultant to multiple companies. Dr. Albitar received his medical degree in 1979 from Damascus Medical School in Damascus, Syria.

Mr. Steven A. Ross, age 51. Mr. Ross has served as Chief Information Officer since April 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013 where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Mr. Ross has his Bachelor of Science from New Mexico State University.

Mrs. Jennifer Balliet, age 38. Mrs. Balliet has served as Vice President of Human Resources since April 2015. Mrs. Balliet joined NeoGenomics in 2008 and has steadily increased her responsibilities and was previously serving as Director of Human Resources. During her time with NeoGenomics, she managed the Human Resources process as the Company grew from 100 employees to 450 employees. As Vice President of Human Resources, Mrs. Balliet has responsibility for all areas of our Human Resources including recruiting, training, development, compensation, incentive plans and organizational development. Mrs. Balliet received her B.S. degree in Psychology and M.S. degree in Business Management from the University of Florida.

Edwin F. Weidig III, age 45. Edwin F. Weidig III has served as Director of Finance and Principal Accounting Officer since January 2012. Mr. Weidig served as the Company’s Corporate Controller from October 2007 until January 2012. Prior to that, from May 2005 to October 2007 he was a Division Controller for Meritage Homes Corporation (NYSE:MTH) in Fort Myers, Florida, and prior to that from January 1999 to May 2005 he worked in public accounting for a local firm in Fort Myers, Florida and for the PwC office in Boston, Massachusetts. Mr. Weidig earned his Bachelor of Science degree in Business Administration from Merrimack College. Mr. Weidig holds an active CPA license with the state of Massachusetts.

EXECUTIVE AND DIRECTOR COMPENSATION

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

2014 Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2014, 2013 and 2012, by our Named Executive Officers (“NEOs”).

Name and Principal Position	Year	Salary		Bonus		Stock Award		Option Award (3)		Non- Equity Incentive Plan Compensation		Non- qualified Deferred Compensation Earnings		All Other Compensation		Total
Douglas M. VanOort (1)	2014		$441,346		$293,968		$91,000		$91,483		$11,189		$—		$—		$928,986
Chief Executive Officer and Chairman of the Board	2013 2012	$ $	425,000 410,000	$ $	132,000 203,000	$ $	— —	$ $	155,344 235,497	$ $	7,429 —	$ $	— —	$ $	— —	$ $	719,773 848,497

George A. Cardoza	2014		$266,539		$77,500		$—		$17,847		$6,758		$—		$—		$368,644
Chief Financial Officer	2013		$245,500		$60,000		$—		$15,716		$4,590		$—		$—		$325,806
	2012		$233,853		$65,000		$—		$34,915		$—		$—		$—		$333,768

Dr. Maher Albitar (2)	2014		$—		$131,000		$—		$249,692		$10,287		$—		$440,000		$830,979
Chief Medical Officer	2013 2012	$ $	— —	$ $	92,500 98,775	$ $	— —	$ $	482,519 286,349	$ $	7,640 —	$ $	— —	$ $	404,978 404,978	$ $	1,014,229 790,102

Steven A. Ross (4)	2014		$254,250		$68,000		$—		$65,492		$6,446		$—		$—		$394,189
Chief Information Officer	2013 2012	$ $	156,923 —	$ $	30,000 —	$ $	— —	$ $	63,075 —	$ $	— —	$ $	— —	$ $	24,840 —	$ $	277,416 —

Robert J. Shovlin (5)	2014		$68,750		$20,000		$—		$59,873		$1,450		$—		$—		$150,073
Chief Operating Officer	2013		$—		$—		$—		$—		$—		$—		$—		$—
	2012		$—		$—		$—		$—		$—		$—		$—		$—

Steven C. Jones	2014		$—		$177,500		$—		$—		$5,821		$—		$257,500		$440,821
Executive Vice President, Finance	2013 2012	$ $	— —	$ $	72,500 80,000	$ $	— —	$ $	— —	$ $	4,394 —	$ $	— —	$ $	250,000 207,500	$ $	326,894 287,500

(1)	See the Financial Statements, Note H of our Annual Report on Form 10-K for a description on the valuation methodology of stock option awards.
(2)	Dr. Albitar acts as a consultant to the Company in his role as Chief Medical Officer as a result of the California Corporate Practice of Medicine restriction. As a result all payments to him in that role are included in All Other Compensation. See Item 8, Note H of our Annual Report for a description on the valuation methodology of stock option awards. Dr. Albitar was granted warrants to purchase 200,000 shares of common stock and the stock compensation expense related to these warrants has been included in option awards.
(3)	See the Financial Statements, Note H of our Annual Report on Form 10-K for a description on the valuation methodology of stock option and warrant awards for these Named Executive Officers.
(4)	Steven A. Ross was only an employee from April 2013 and his annual salary for 2013 would have been $240,000.
(5)	Robert J. Shovlin was only an employee from October 2014 and his annual salary for 2014 would have been $325,000.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts with several of its officers that contain commitments as detailed below.

On March 16, 2009, the Company entered into an employment agreement with Douglas M. VanOort to employ Mr. VanOort in the capacity of Executive Chairman and interim Chief Executive Officer. Such employment agreement was amended on October 28, 2009 to appoint Mr. VanOort as Chairman and Chief Executive Officer (the employment agreement, as amended, hereafter, the “Employment Agreement”). The Employment Agreement had an initial term from March 16, 2009 through March 16, 2013, which subsequent to the initial term automatically renews for one year periods. Pursuant to the Employment Agreement, Mr. VanOort receives a base salary of $325,000 per year and is eligible to receive an annual cash bonus for any given fiscal year in an amount equal to 60% of his base salary if he meets certain goals established for him by the Compensation Committee of the Board. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the Compensation Committee. Mr. VanOort is also entitled to participate in all of the Company’s employee benefit plans and any other benefit programs established for officers of the Company. In the event that Mr. VanOort is terminated without cause by the Company, the Company has agreed to pay Mr. VanOort’s base salary and maintain his benefits for a period of a year.

The Employment Agreement also provides that Mr. VanOort was granted an option to purchase 1,000,000 shares of the Company’s common stock under the Company’s Amended and Restated Equity Incentive Plan (the “Amended Plan”). The exercise price of such option is $0.80 per share. 500,000 shares of common stock subject to the option vest according to the following schedule (i) 200,000 shares vested on March 16, 2011; (ii) 12,500 shares vest each month beginning on April 16, 2011 until March 16, 2012; (iii) 8,000 shares vest each month beginning on April 16, 2012 until March 16, 2012 and (iv) 4,500 shares vest each month beginning on April 16, 2012 until March 16, 2013. 500,000 shares of common stock subject to the option vest based on the achievement of certain performance metrics by the Company. Any unvested portion of the option described above shall vest in the event of a change of control of the Company.

Either party may terminate Mr. VanOort’s employment with the Company at any time upon giving sixty days advance written notice to the other party. The Company and Mr. VanOort also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement in connection with the Employment Agreement.

On March 16, 2009, the Company and the Douglas M. VanOort Living Trust entered into a Subscription Agreement (the “Subscription Agreement”) pursuant to which the Douglas M. VanOort Living Trust purchased 625,000 shares of the Company’s common stock at a purchase price of $0.80 per share (the “Subscription Shares”). The Subscription Shares are subject to a two year lock-up that restricts the transfer of the Subscription Shares; provided, however, that such lock-up shall expire in the event that the Company terminates Mr. VanOort’s employment. The Subscription Agreement also provides for certain piggyback registration rights with respect to the Subscription Shares.

In addition to the Subscription Agreement, on March 16, 2009, the Company and Mr. VanOort entered into a Warrant Agreement (the “Warrant Agreement”) pursuant to which Mr. VanOort, subject to the vesting schedule described below, may purchase up to 625,000 shares of the Company’s common stock at an exercise price of $1.05 per share (the “Warrant Shares”). The Warrant Shares vest based on the following vesting schedule:

(i)	20% of the Warrant Shares vested immediately,

(ii)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $3.00 per share for 20 consecutive trading days,

(iii)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $4.00 per share for 20 consecutive trading days,

(iv)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $5.00 per share for 20 consecutive trading days and

(v)	20% of the Warrant Shares will be deemed to be vested on the first day on which the closing price per share of the Company’s common stock has reached or exceeded $6.00 per share for 20 consecutive trading days.

On March 12, 2014 Mr. VanOort exercised 375,000 warrants to purchase shares of NeoGenomics common stock at an exercise price of $1.05 per share. On March 16, 2014 250,000 warrants expired unvested because performance requirements were not met.

On February 14, 2012, Mr. VanOort had his annual salary raised to $425,000 per year and was granted a supplemental non-qualified stock option to purchase 800,000 shares of common stock at an exercise price of $1.71 per share, which option has a five year term (the “Supplemental Options”). These Supplemental Options are scheduled to vest according to the passage of time with 200,000 shares vesting each year on the anniversary of the grant date for the first four years after the grant.

In the event of a change of control of the Company in which the consideration payable to common stockholders of the Company in connection with such change of control has a deemed value of at least $4.00 per share, the Warrant Shares and the Supplemental Options shall immediately vest in full. In the event that Mr. VanOort resigns his employment with the Company or the Company terminates Mr. VanOort’s employment for “cause” at any time prior to the time when all Warrant Shares and Supplemental Options have vested, then the rights under the Warrant Agreement and the Supplemental Options with respect to the unvested portion of each will immediately terminate as of the date of termination.

On April 15, 2014, the Company granted 125,000 shares of restricted stock to Douglas M. VanOort. Such restricted shares vest on the third anniversary of the grant date so long as Mr. VanOort remains Chairman and Chief Executive Officer of the Company. The fair market value of the grant of restricted stock on award date was deemed to be $381,250 or $3.05 per share, which was the closing price of the Company’s common stock on the day before the grant as approved by the board of directors.

On November 30, 2009, we entered into an employment agreement with George Cardoza, our Chief Financial Officer. The Employment Agreement has an initial term from November 30, 2009 through November 29, 2013, which initial term automatically renews for one year periods. The employment agreement specifies an initial base salary of $190,000/year, which was subsequently increased to $250,000 per year in April 2013. Mr. Cardoza is also entitled beginning with the year ended December 31, 2010 to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary if he meets certain goals established by the CEO and approved by the Board of Directors. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors. In addition, Mr. Cardoza was granted 150,000 stock options at an exercise price of $1.55 and with a five year term so long as Mr. Cardoza remains an employee of the Company. These options are scheduled to vest according to the passage of time. Mr. Cardoza’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Cardoza is terminated without cause by the Company, the Company has agreed to pay Mr. Cardoza’s base salary and maintain his benefits for a period of six months. On April 14, 2011 Mr. Cardoza was granted an additional option to purchase 100,000 shares of common stock at an exercise price of $1.46 per share. Such option has a five year term and vests 25,000 shares per year on the anniversary of the grant date for the first four years after the grant. On March 5, 2014 Mr. Cardoza was granted an additional option to purchase

30,000 shares of common stock at an exercise price of $3.45 per share. Such option has a five year term and vests 10,000 shares per year on the anniversary of the grant date for the first three years after the grant. In the event of a change of control of the Company, all of Mr. Cardoza’s unvested options shall immediately vest.

Grants of Plan Based Awards NEOs

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2014 to each of the officers named in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan ($) (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Grant Date	Threshold	Target	Maximum
Douglas M. VanOort Chief Executive Officer and Chairman of the Board	04/15/2014 FY 2014 Annual Bonus	—	240,125	336,175	125,000			381,250

George Cardoza Chief Financial Officer	03/05/2014 FY 2014 Annual Bonus	—	68,900	86,125		30,000	3.45	34,600

Dr. Maher Albitar Chief Medical Officer	03/05/2014 FY 2014 Annual Bonus	—	121,900	152,375		30,000	3.45	34,600

Steven A. Ross Chief Information Officer	FY 2014 Annual Bonus	—	65,521	85,178

Robert J. Shovlin Chief Operating Officer	10/13/2014 FY 2014 Annual Bonus	—	—	20,000		300,000	4.79	502.925

Steven C. Jones Executive Vice President Finance	FY 2014 Annual Bonus	—	68,900	93,015

(1)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in the footnotes to our financial statements entitled Stock Options, Stock Purchase Plan and Warrants in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC. Our executive officers will not realize the value of these awards in cash unless these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies in our Annual Report on Form 10-K.
(2)	The FY14 Annual Bonus grant date of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal 2014 under the management incentive plan. The actual amount earned is reflected in the Summary Compensation in the “Bonus” column.

Outstanding Equity Awards at Fiscal Year End

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards, and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards related to stock options held by our Named Executive Officers as of December 31, 2014:

	Outstanding Equity Awards at Fiscal Year End

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable		Equity Incentive Plan Awards- Number of Securities Underlying Unexercised & Unearned Options	Option Exercise Price		Option Expiration Date
Douglas M. VanOort Chief Executive Officer and Chairman of the Board	400,000 1,000,000	400,000 —	(1)	— —	$ $	1.71 0.80	2/13/2017 3/15/2016

George A. Cardoza Chief Financial Officer	100,000 —	— 30,000	(1)	— —	$ $	1.46 3.45	04/14/2016 03/05/2019

Steven A. Ross Chief Information Officer	37,500	112,500	(1)	—		$3.93	4/22/2018

Robert J. Shovlin Chief Operating Officer	—	300,000	(1)	—		$4.79	10/13/2019

Dr. Maher Albitar Chief Medical Officer	125,000 —	125,000 30,000	(1) (1)	— —		$1.55 3.45	1/8/2017 03/05/2019

(1)	Please see Note H of the consolidated financial statements included in our Annual Report for a vesting detail.

The following table sets forth information with respect to outstanding equity awards related to stock awards held by our Named Executive Officers as of December 31, 2014:

Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested
Douglas M. VanOort Chief Executive Officer and Chairman of the Board	125,000	$381,250	—	—

Options Exercised

The options exercised by our NEOs during the fiscal year ended December 31, 2014 were as follows:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise $
George A. Cardoza Chief Financial Officer	130,000	$354,900

Director Compensation

Each of our non-employee directors is entitled to receive cash compensation. As of December 31, 2014 the reimbursement was as follows:

•	$11,250 for each calendar quarter served as director

•	$20,000 for each year for a Committee Chairman of the Audit and Compensation Committee

•	$10,000 for each year for a Committee Chairman of the Nominating and Corporate Governance Committee

•	$5,000 for each year for a Committee Member of the Audit, Compensation and the Compliance Committee

•	$2,500 for each year for a Committee Member of the Nominating and Corporate Governance Committee

We also reimburse our directors for travel expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards	Warrant/ Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael T. Dent (2)	$52,500	$9,150	$—	$—	$—	$—	$61,650
Steven C. Jones (1)	—	—	—	—	—	440,821	440,821
Kevin C. Johnson (2)	57,500	9,150	—	—	—	—	66,650
William J. Robison (2)	61,875	9,150	—	—	—	—	71,025
Raymond R. Hipp (2)	61,875	9,150	—	—	—	—	71,025
Bruce K. Crowther (3)	—	7,365	—	—	—	—	7,365

(1)	Other compensation for Mr. Jones reflects his consulting compensation for serving as our Executive Vice President of Finance.
(2)	On April 15, 2014, the Company granted 3,000 shares of restricted stock to each of the four non-officer directors of the Company for a total of 12,000 restricted shares. These directors were elected by the shareholders and the stock award is for service on the Board of Directors only. Such restricted shares vest ratably over the next four quarters with 750 shares vesting at the end of each quarter, so long as each director remains a member of the Board of Directors. The fair market value of each grant of restricted stock on award date was deemed to be $9,150 or $3.05 per share, which was the closing price of the Company’s common stock on the day before the grant as approved by the Board of Directors.
(3)	On October 27, 2014 the Board granted 1,500 shares of restricted stock to Bruce K. Crowther. These shares will vest ratably over the next two quarters based on Mr. Crowther’s service on the Board of Directors. The fair market value of this grant on the award date was deemed to be $7,365 or $4.91 per share which was the closing price of the Company’s common stock on the date before the grant as approved by the Board of Directors.

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Advisory Vote on Executive Compensation

The Company provides its stockholders with the opportunity to cast an annual vote on executive compensation. At the 2013 Annual Meeting of Stockholders held on June 6, 2013, 64.9% of the votes cast on the advisory vote on executive compensation proposal were in favor of our NEO compensation as described in the proxy statement for the 2013 Annual Meeting of Stockholders. The Compensation Committee reviewed these final vote results and took them into account when considering its compensation decisions for fiscal 2013. The Compensation Committee determined that given the leadership role of the NEOs in the Company’s continued steady performance the Company’s executive compensation program remains appropriate and no changes were necessary. However, the Compensation Committee continues to review our executive compensation program consistent with the compensation goals set forth herein and will continue to consider the outcome of the stockholder votes on the annual executive compensation proposal when making future decisions regarding our executive officers.

Process for Determining Executive Compensation

Our Compensation Committee reviews and approves the annual base compensation and other compensation of our NEOs. Our Compensation Committee also establishes and reviews the achievement of performance goals and other matters relating to the Annual Bonus Plans.

Base Compensation

Our base compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of base compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

The base compensation of our NEOs is reviewed annually and changes to base salary are made pursuant to a review process and salary increase recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Any changes to the Chief Executive Officer base salary are discussed and approved by the Compensation Committee.

Benefits

Our policy is to provide health benefits as well as access to our 401(k) Plan to which we contribute a match of 50% on the dollar up to a 4% employee contribution (2% Company match), to all of our employees including our NEOs.

Annual Bonus Plan and Goal Sharing Plan

The Compensation Committee adopts an Annual Bonus Plans for each year which it believes incentivizes senior management to push to achieve operating results that the Compensation Committee believes will inure to the benefit of stockholders as well as management. Each Annual Bonus Plan provides goals which the Compensation Committee believes could only be achieved through extraordinary team efforts by senior management and that are designed to incentivize senior management to operate the Company in the most efficient manner possible. In developing the Annual Bonus Plan for each year, the Compensation Committee takes into consideration the economy in general and the goals of the Company that it wishes to reward, achieving our revenue goals, our Adjusted EBITDA goals and the successful completion of Company determined critical success factors. There are also some individual goals that are provided to each of our NEOs.

The NEOs also participate in a goal sharing plan which is available to all employees on a quarterly basis which has up to a 4.0% pay-out for achieving certain common goals defined for the business such as revenue goals, turnaround time metrics, cost per test goals, employee satisfaction and customer satisfaction goals. This plan has been disbanded for the current fiscal year of 2015 and the NEO’s will no longer participate in this goal sharing plan.

Tax Compliance Policy

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and to the three other most highly compensated executive officers in office as of the end of the fiscal year, other than the chief financial officer. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. However, shareholder interests may at times be best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

Compensation Committee Interlocks

During the fiscal year ended December 31, 2014, the members of the Company’s Compensation Committee were:

William J. Robison—Chairman

Raymond R. Hipp

Kevin C. Johnson

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended December 31, 2014.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management, and based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

By:	William J. Robison, Chairman
Kevin C. Johnson
Raymond R. Hipp

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information as of April 16, 2015, with respect to each person, each director and officer of the Company and all directors and executive officers of the Company as a group known by the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock. The Company has no other class of equity securities outstanding other than common stock.

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
Common	Aspen Select Healthcare, LP (2) 1740 Persimmon Drive, Suite 100 Naples, Florida 34109	5,881,637	9.7%
Common	Steven C. Jones (3) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	7,128,266	11.7%
Common	Michael T. Dent, M.D. (4) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	1,821,650	3.0%
Common	Douglas M. VanOort (5) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	2,912,600	4.7%
Common	Raymond R. Hipp c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	264,794	*
Common	Kevin C. Johnson c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	95,747	*
Common	William J. Robison (6) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	173,793	*
Common	Bruce K. Crowther (7) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	3,580	*
Common	Steven Brodie (8) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	77,814	*
Common	George A. Cardoza (9) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	251,089	*
Common	Maher Albitar, M.D. (10) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	340,992	*

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
Common	Robert J. Shovlin (11) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	—	*
Common	Robert Horel (12) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	38,718	*
Common	Steven A. Ross (13) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	79,500	*
Common	Jennifer Balliet (14) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	23,383	*
Common	Edwin Weidig III (15) c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 5 Fort Myers, FL 33913	21,667	*
Common	Directors and Officers as a Group (16)	13,020,848	20.7%
Common	1837 Partners, LP., 1837 Partners, QP,LP., and 1837 Partner Ltd. (1837 RMB Managers, LLC and affiliates) 115 South LaSalle St., 34th Floor Chicago, IL 60603 (17)	4,521,197	7.5%
Common	Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,410,938	5.7%

*	Less than one percent (1%)
(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within sixty (60) days of April 16, 2015, through the exercise of any stock option or other right. As of April 16, 2015 60,350,750 shares of the Company’s common stock were outstanding.
(2)	Aspen Select Healthcare, LP (Aspen) has direct ownership of 3,500,000 shares. Also includes 2,381,637 shares to which Aspen has received a voting proxy. The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones.
(3)	Steven C. Jones, Executive Vice President – Finance and director of the Company, has direct ownership of 311,251 shares and warrants exercisable within sixty (60) days of April 16, 2015 to purchase an additional 450,000 shares. Totals for Mr. Jones also include (i) 212,745 shares owned by Aspen Opportunity Fund, LP, an investment partnership that Mr. Jones controls, (ii) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (iii) 190,000 shares owned by the Steven & Carisa Jones Defined Benefit Pension Plan & Trust, and (iv) 32,157 shares held in certain individual retirement and custodial accounts. In addition, as the Managing Member of the general partner of Aspen, he has the right to vote all shares controlled by Aspen, thus all Aspen shares have been added to his total (see Note 2).

(4)	Michael T. Dent, M.D. is a director of the Company. Dr. Dent’s beneficial ownership includes 1,384,150 shares held in trusts for the benefit of Dr. Dent’s spouse and children (of which Dr. Dent and his attorney are the sole trustees). Dr. Dent’s beneficial ownership also includes 437,500 shares owned directly by Dr. Dent or jointly with his spouse.
(5)	Douglas M. VanOort, the Chairman and CEO of the Company, has direct ownership of 1,125,100 shares and options exercisable within sixty days of April 16, 2015 to purchase 1,600,000 shares. Totals for Mr. VanOort include 187,500 shares owned by Conundrum Capital L.P. a partnership for which Mr. VanOort is a managing member.
(6)	William J. Robison, a director of the Company, has direct ownership of 173,793 shares.
(7)	Bruce K. Crowther, a director of the Company, has direct ownership of 3,580 shares.
(8)	Steven Brodie, Chief Scientific Officer, has direct ownership of 4,482 shares and options exercisable within sixty (60) days of April 16, 2015 to purchase 73,332 shares.
(9)	George A. Cardoza, Chief Financial Officer, has direct ownership of 141,089 shares and options exercisable within sixty (60) days of April 16, 2015 to purchase 110,000 shares.
(10)	Dr. Maher Albitar, Chief Medical Officer, has direct ownership of 63,492 shares, 80,000 warrants are exercisable within sixty (60) days of April 16, 2015 and 197,500 options are exercisable within sixty (60) days of April 16, 2015.
(11)	Robert J. Shovlin, Chief Operating Officer, has direct ownership of no shares and has no options exercisable within sixty (60) days of April 16, 2015.
(12)	Robert Horel, Vice President and General Manager of Path Logic, has options exercisable within 60 days of April 16, 2015 to purchase 38,718 shares.
(13)	Steven A. Ross, Chief Information Officer, has direct ownership of 4,500 shares and options exercisable within 60 days of April 16, 2015 to purchase 75,000 shares.
(14)	Jennifer Balliet, Vice President Human Resources, has direct ownership of 465 shares and options exercisable within 60 days of April 16, 2015 to purchase 22,918 shares.
(15)	Edwin F. Weidig, III, Principal Accounting Officer, has options exercisable within 60 days of April 16, 2015 to purchase 21,667 shares.
(16)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.
(17)	1837 RMB Managers, LLC and its affiliates have direct ownership of 4,521,197 shares. 1837 RMB Managers, LLC acts as the general partner and makes all the investment decisions for 1837 Partners LP., 1837 Partners QP, LP and 1837 Partners LTD who own the shares listed. Shares listed also include amounts owned personally by affiliates of RMB Managers, LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2014 all filing requirements were timely satisfied except that Douglas M. VanOort, Raymond R. Hipp, Kevin C. Johnson, Michael T. Dent and William J. Robison filed late Form 4 documents for dates during the year ended December 31, 2014.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2016 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2015 (unless the date of the 2015 Annual Meeting of Stockholders is not within thirty (30) days of June 12, 2015, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2015 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Crowe Horwath LLP. serves as our principal accountants. Representatives from Crowe Horwath LLP. are not expected to be present at the 2015 Annual Meeting.

Summarized below is the aggregate amount of various professional fees billed by our principal accountants Crowe Horwath LLP. with respect to our last two fiscal years:

	2014	2013
Audit fees	$190,000	$—
Audit Related Fees	—	—
Tax Fees	—	—
All other fees	53,500	—

All audit fees are approved by our Audit Committee and Board of Directors, and are limited to services provided on the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Audit related fees are fees billed for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under “audit fees.” Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of services performed related to other SEC filings and related correspondence.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreement

During 2014, 2013 and 2012, Steven Jones, a director of the Company, earned approximately $257,500, $254,500 and $207,500, respectively, for various consulting work performed in connection with his duties as Executive Vice President of Finance. Mr. Jones also earned $177,500, $72,500 and $80,000 in corporate bonuses related to his consulting work in 2014, 2013 and 2012. Mr. Jones is a member of the Board of Directors Compliance Committee.

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Steven Jones whereby Mr. Jones would continue to provide consulting services to the Company in the capacity of Executive Vice President of Finance. The Consulting Agreement has an initial term from May 3, 2010 through April 30, 2013, which initial term automatically renews for additional one (1) year periods unless either party provides notice of termination at least three (3) months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Consulting Agreement by giving written notice to Mr. Jones one (1) year prior to the effective date of termination. Mr. Jones has the right to terminate the Consulting Agreement by giving written notice to the Company three (3) months prior to the proposed termination date, provided, however, the Mr. Jones is required to provide an additional three (3) months of transition services to the Company upon reasonable request by the Company. The Consulting Agreement specifies an annual base retainer compensation of $180,000 per year, which was subsequently increased to $200,000 per year in February 2011 and to $210,000 per year in April 2012. In January 2013 Mr. Jones annual retainer was increased to $250,000 per year. Mr. Jones is also eligible to receive an annual cash bonus based on the achievement of certain performance metrics with a target of thirty percent (30%) of his base retainer. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the our Chief Executive Officer and approved by the Board of Directors.

The Company also agreed that it would issue to Mr. Jones a warrant to purchase 450,000 shares of the Company’s common stock. The warrant has a seven year term, an exercise price of $1.50 per share, the ability to do a cashless net exercise, and a vesting schedule as follows:

i)	225,000 of such warrant shares vested immediately which included recognition for cumulative achievements for the Company by Mr. Jones; and

ii)	112,500 of such warrant shares vested according to the passage of time, with 4,687 warrant shares vesting on the last day of each calendar month for twenty-three (23) months, beginning with the month ended May 31, 2011 and continuing until the month ending March 31, 2012 and 4,699 warrant shares vested on April 30, 2012.

iii)	112,500 of such warrant shares vested based on the Company meeting certain financial goals.

As of December 31, 2014 all 450,000 warrants were fully vested.

The Consulting Agreement also provides that the vesting schedule of such warrant shall also specify that any unvested warrant shares shall vest upon the occurrence of a change of control.

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investor Relations section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2015 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

Items 5, 6, 7, 7A, 8 and 9 of the Company’s Annual Report for the year ended December 31, 2014 filed by the Company with the SEC and the Company’s Current Reports on Form 8-K filed with the SEC since December 31, 2014 are incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. The documents referred to above are also available from the EDGAR filings that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2015

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On March 3, 2015, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We have enclosed the Annual Report with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2014, along with other financial information and management discussion which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Fred Weidig, Corporate Secretary

•	telephoning us at: (866) 776-5907.

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2015 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this proxy statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2015 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days from the 2015 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge at or the SEC at (800) 732-0330 or http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two (2) or more stockholders who share an address, unless the Company has received contrary instruction from one (1) or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Fred Weidig, Corporate Secretary.

APPENDIX A:

FIRST AMENDMENT OF THE

NEOGENOMICS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF APRIL 16, 2013)

This First Amendment of the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (Amended and Restated Effective as of April 16, 2013) (“First Amendment”) is made and adopted by NeoGenomics, Inc., a Nevada corporation (the “Company”), subject to approval by the stockholders of the Company.

WHEREAS, the Company maintains the NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (Amended and Restated Effective as of April 16, 2013) (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, pursuant to and subject to Section 23 of the Plan, contingent on approval by stockholders of the Company, if stockholder approval is required by applicable securities exchange rules or applicable law.

WHEREAS, the Board, upon recommendation from its Compensation Committee, has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the number of shares of common stock available for issuance under the Plan by 2,500,000 shares.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1. Section 4.1 of the Plan (Share Reserve) is hereby amended and restated in its entirety as follows, effective May 4, 2015:

“Subject to adjustment as provided in Section 22, the maximum aggregate number of shares of Common Stock reserved and available for issuance under the Plan shall be 9,500,000 shares of Common Stock. All such shares of Common Stock available for issuance under the Plan shall be available for issuance as Incentive Stock Options.”

2. Except as expressly or by necessary implication amended hereby, the Plan shall remain in full force and effect.

[signature page follows]

A-1

IN WITNESS WHEREOF, I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of NeoGenomics, Inc. on May 4, 2015.

NEOGENOMICS, INC.

Sign Name:	/s/ Steven C. Jones
Print Name:	Steven C. Jones
Title:	Executive Vice President of Fianance
Date	May 4, 2015

*        *        *         *        *

IN WITNESS WHEREOF, I hereby certify that the foregoing First Amendment was approved by the stockholders of NeoGenomics, Inc. on June 12, 2015.

NEOGENOMICS, INC.

Sign Name:
Print Name:
Title:
Date

A-2

ANNUAL MEETING OF NeoGenomics, Inc.

Date:	June 12, 2015
Time:	10:00 AM (Local Time)
Place:	Hyatt Regency Coconut Point Resort, 5001 Coconut Road, Bonita Springs, Florida 34134

Please make your marks like this: ☒ Use dark black pencil or pen only.

Board of Directors Recommends a Vote FOR proposal 1.

1:	Election of Directors. To elect eight (8) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

Vote For All Nominees	Withhold Vote From All Nominees
☐	☐

	For	Withhold	Directors Recommend
01 Douglas M. VanOort	☐	☐	For
02 Steven C. Jones	☐	☐	For
03 Kevin C. Johnson	☐	☐	For
04 Raymond R. Hipp	☐	☐	For
05 William J. Robison	☐	☐	For
06 Bruce K. Crowther	☐	☐	For
07 Lynn A. Tetrault	☐	☐	For
08 Alison L. Hannah	☐	☐	For

2. Amendment of the Amended and Restated Equity Incentive Plan. To approve that the Company’s Amended and Restated Equity Incentive Plan be amended to add 2,500,000 shares of the Company’s common stock to the reserve available for new awards.

For	Against	Abstain
☐	☐	☐

Authorized Signatures - This section must be

completed for your instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If hold in joint tenency, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of NeoGenomics, Inc.

to be held on Friday, June 12, 2015

for Holders as of April 16, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

	INTERNET	TELEPHONE 800-690-6903
Go To

www.proxyvote.com • Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Steven Jones and Fred Weidig, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such others matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE AMENDMENT OF THE AMENDED AND RESTATED EQUITY INCENTIVE PLAN TO ADD 2,500,000 SHARES OF THE COMPANY’S COMMON STOCK TO THE RESERVE AVAILABLE FOR NEW AWARDS IN ITEM 2.

All votes must be received by 5:00 P.M., Eastern Time, June 11, 2015.

PROXY TABULATOR FOR Neogenomics, Inc. 51 Mercedes Way Edgewood, NY 11717

EVENT #
CLIENT #

Proxy — NeoGenomics, Inc.

Annual Meeting of Stockholders

June 12, 2015, 10:00 AM (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Steven Jones and Fred Weidig (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of NeoGenomics, Inc., a Nevada corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Coconut Point Resort, 5001 Coconut Road, Bonita Springs, Florida 34134, on Friday, June 12, 2015 at 10:00 A.M (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

Proposal 1; Election of Directors. To elect eight (8) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

The eight directors up for election are: Douglas M. VanOort,

Steven C. Jones. Kevin C. Johnson, Raymond R. Hipp, William J. Robison,

Bruce K. Crowther, Lynn A. Tetrault and Alison L. Hannah.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director.

Proposal 2. Amendment of the Amended and Restated Equity Incentive Plan. To approve that the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) be amended to add 2,500,000 shares of the Company’s common stock to the reserve available for new awards.

The Board of Directors of the Company recommends a vote “FOR” approval of the amendment of the Plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐